Exhibit 10.17

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT dated as of March 7, 2014 (this “Agreement”), by and between Pacific Energy Development Corp., a Nevada corporation (the “Seller”), and RJ Resources Corp., a Delaware corporation (the “Buyer”).

W I T N E S S E T H :

WHEREAS, PEDEVCO Corp. (“PEDEVCO”) is the owner of all of the issued and outstanding capital stock of the Seller;

WHEREAS, PEDEVCO is party to that certain Note Purchase Agreement dated as of the date hereof (as amended, amended and restated, supplemented, or otherwise modified from time to time, the “Purchase Agreement”) by and between PEDEVCO, the Buyer and the other investors party thereto (collectively, the “Investors”) and BAM Administrative Services LLC, as agent for the Investors, pursuant to which the Investors agreed to extend loans to PEDEVCO in the principal amount of up to $50,000,000 (the “Loans”);

WHEREAS, in order to induce the Buyer to enter into the Purchase Agreement and to extend a portion of the Loans to PEDEVCO pursuant to the Purchase Agreement, and in consideration thereof, the Seller has agreed to execute and deliver this Agreement;

WHEREAS, the aforesaid Loans will be beneficial to the Seller inasmuch as the proceeds of the Loans to PEDEVCO will directly benefit the Seller;

WHEREAS, the Seller is the sole member of PEDCO MSL Merger Sub LLC, LLC, a Nevada limited liability company (“Merger Sub”), and has agreed to convey to the Buyer fifty percent (50%) of the limited liability company interests issued by Merger Sub (the “Purchased Units”) upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

1.   Purchase and Sale.

1.1.        Purchase and Sale of Purchased Units.  Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations, warranties, covenants and conditions herein contained, on the Closing Date (as hereinafter defined in Section 7), the Seller shall sell, convey, assign, transfer and deliver to the Buyer and the Buyer shall purchase, the Purchased Units, free and clear of any and all liens, adverse claims, options, security interests, restrictions, pledges, mortgages, charges, encumbrances and third party rights of any kind or nature whatsoever, whether arising by Contract, operation of law or otherwise (collectively, “Liens”).  For purposes of this Agreement, (a) “Contracts”, when described as being those of or applicable to any Person, shall mean any and all contracts, agreements, commitments, arrangements or other undertakings, whether formal or informal, written or oral, including any amendment and other modifications thereto, to which such Person is a party or by which such Person or its properties or assets is subject or bound, and (b) “Person” shall mean any individual, sole proprietorship, joint venture, partnership, corporation, limited liability company, association, joint stock company, unincorporated organization, cooperative, trust, estate, government entity or authority (including any branch, subdivision or agency thereof), administrative or regulatory authority, or any other entity of any kind or nature whatsoever.

2.   Consideration.  The extension by the Buyer of a portion of the Loans to PEDEVCO pursuant to the Purchase Agreement shall be deemed to be consideration for the sale, transfer, conveyance and delivery of the Purchased Units by the Seller to the Buyer.

3.   Representations and Warranties of the Seller.  The Seller represents and warrants to the Buyer as follows:

3.1.    Organization, Standing and Power.

  (a)    The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  The Seller has the requisite corporate power and authority to own and operate its properties and to execute and deliver, and perform its obligations under, this Agreement and each of the other Transaction Documents to which the Seller is (or is to be) a party.  For purposes of this Agreement, “Transaction Documents” shall mean (i) this Agreement, (ii) the operating agreement of Merger Sub and (iii) all other documents, instruments and certificates delivered pursuant hereto or thereto or in connection herewith or therewith.

  (b)    Merger Sub is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Nevada.

3.2.    Authority; Binding Agreement.  The execution and delivery by the Seller of this Agreement and each of the other Transaction Documents to which the Seller is (or is to be) a party, the performance by the Seller of its obligations hereunder and thereunder have been duly and validly authorized by all necessary action on the part of the Seller and the Seller has all necessary power and authority with respect thereto.  Each of the Transaction Documents to which the Seller is (or is to be) a party will be when executed and delivered by the Seller the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief, and other equitable remedies (collectively, “Enforceability Exceptions”).

3.3.    Noncontravention.  Neither the execution and delivery by the Seller of the Transaction Documents to which the Seller is (or is to be) a party, nor the performance by the Seller of its obligations thereunder will (nor with the giving of notice or the lapse of time or both would) (a) conflict with or result in a breach of any provision of (i) any Contract to which the Seller or Merger Sub is a party or bound or any other obligation of the Seller or Merger Sub to any Person, or (ii) the certificate of incorporation, by-laws or other organizational documents of the Seller or Merger Sub, in each case as amended to date, (b) obligate the Seller, Merger Sub or the Buyer to pay any compensation to any Person, (c) result in the creation or imposition, or permit the enforcement, of any Lien upon the Purchased Units or any assets of Merger Sub, or (d) constitute a violation of any Legal Requirement (as defined below) applicable to the Seller or Merger Sub, except in the case of clauses (a)(i) and (d), for such conflicts, breaches and violations as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Seller or PED  MSL or impair the ability of the Seller to perform its obligations as set out in the Transaction Documents to which it is (or is to be) a party.  For purposes of this Agreement, (a) “Legal Requirements” shall mean any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority (as defined in Section 3.4) and (b) “Affiliate” of any Person means any Person which, directly or indirectly controls or is controlled by that Person, or is under common control with that Person, and “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract or otherwise.

3.4.    Consents.  No consent, approval, waiver, notice, order, or authorization of, or registration, qualification, designation, declaration, recording or filing with, any federal, state, local, municipal or foreign governmental authority, quasi-governmental authority (including any trademark registry or office or other governmental agency, commission, public authority, branch, department or official, and any court or other tribunal) or body exercising, or entitled to exercise, any governmentally derived administrative, executive, judicial, legislative, police, regulatory or taxing authority, or any self-regulatory organization, administrative or regulatory agency, commission, tribunal or authority (each, a “Governmental Authority”) or any other Person is required in connection with the execution and delivery by the Seller of the Transaction Documents to which the Seller is (or is to be) a party, the performance by the Seller of its obligations thereunder or the consummation by the Seller of the transactions contemplated thereby (including the sale by the Seller of the Purchased Units).

3.5.    No Actions.  No claim, action, suit, arbitration, inquiry, litigation or investigation or other proceeding is pending or, to the Seller’s knowledge, threatened against the Seller or Merger Sub (a) which questions the validity of the Transaction Documents to which the Seller is (or is to be) a party or the right of the Seller to enter into any Transaction Document to which it is (or is to be) a party or to perform its obligations thereunder, or (b) which would, either individually or in the aggregate, reasonably be expected to have a material adverse effect on the Seller or Merger Sub or impair the ability of the Seller to perform its obligations under any of the Transaction Documents to which the Seller is (or is to be) a party.  Neither the Seller nor Merger Sub is a party to or subject to any writ, order, decree, injunction or judgment of any Governmental Authority that would materially adversely affect the Seller or Merger Sub or the performance by the Seller of its obligations under any of the Transaction Documents to which it is (or is to be) a party.  There is no action or proceeding pending or contemplated to dissolve the Seller or Merger Sub.  Neither the Seller nor Merger Sub is insolvent or otherwise unable to pay its debts as they fall due and no proceedings against the Seller or Merger Sub are pending or, to the best knowledge of the Seller, contemplated under applicable bankruptcy, insolvency, reorganization and moratorium laws and principles of equity, affecting enforcement of creditors rights generally.

3.6.    Merger Sub.  The Purchased Units (a) have been duly and validly issued to the Seller and are fully paid and nonassessable and (b) are legally and beneficially owned by the Seller, free and clear of all Liens.  The Seller is the sole member of Merger Sub and has the right to transfer legal and beneficial title to the Purchased Units.  There there are no options, warrants or other rights (including conversion or preemptive rights) or Contracts of any character relating to the Purchased Units or obligating Merger Sub to issue or sell any additional units of or other equity interests in Merger Sub.  Except for the transactions contemplated by this Agreement, there are no outstanding Contracts of the Seller or Merger Sub to (a) repurchase, redeem or otherwise reacquire any units of or other equity interests in Merger Sub (or any interest therein), (b) issue or distribute to any Person (as defined below) any units of or other equity interests in Merger Sub or (c) issue or distribute to any Person any evidences of indebtedness, cash or other assets of Merger Sub or to create any Liens on the assets of Merger Sub.  Neither the Seller nor Merger Sub is a party or subject to any agreements or understandings of any kind, and there are no agreements or understandings of any kind between any Persons, which affect or relate to the acquisition, disposition or voting or giving of written consents with respect to any units of or other equity interests in Merger Sub Company.  The operating agreement of Merger Sub is the only constitutional document in force in relation to Merger Sub and there are no other documents or agreements that will bind the Buyer in its capacity as member of Merger Sub or which contain rights, restrictions or obligations with respect to the equity or debt capital of Merger Sub.

3.7.    Brokerage.  No investment banker, broker, finder or other intermediary was engaged by or dealt with the Seller in connection with any of the transactions contemplated by this Agreement that would impose a cost or liability on or have an adverse effect on Merger Sub or the Buyer.

3.8.    Compliance with Laws.  Each of the Seller and Merger Sub is in compliance with applicable Legal Requirements, except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Seller or Merger Sub or impair the ability of the Seller to perform its obligations as set out in the Transaction Documents to which it is a party, and has not received any allegation to the contrary.

4.      Representation and Warranty of the Buyer.  The Buyer represents and warrants to the Seller that the Buyer understands that the Purchased Units have not been registered under the Securities Act of 1933, as amended (the “Act”), and that the Purchased Units may not be sold, transferred or otherwise disposed of, without registration under the Act and any other applicable state securities laws (“Other Securities Laws”), or pursuant to an exemption therefrom.  The Buyer is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Act.  The Buyer has substantial experience in evaluating investments such as the Purchased Units and is capable of evaluating the merits and risks of an investment in the Purchased Units.  The Buyer is acquiring the Purchased Units for its own account for investment and not with a view to the resale or distribution of any part thereof within the meaning of the Act or any Other Securities Laws.

5.   Indemnification by the Seller.  From and after the date hereof, the Seller shall indemnify and defend and hold harmless the Buyer, its Affiliates and their respective officers, directors, shareholders, members, employees, advisors, agents and controlling persons (the “Buyer Indemnified Parties”) from and against any and all losses, obligations, deficiencies, liabilities, claims (whether actual or threatened), damages, costs and expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal fees and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto) (“Losses”) which the Buyer Indemnified Parties may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection with (a) any breach of or inaccuracy in any representation or warranty made by the Seller in any Transaction Document to which the Seller is a party, (b) any breach or default in performance by the Seller of any covenant or agreement of the Seller in any Transaction Document to which the Seller is a party or (c) any matter, fact, act, omission or circumstance associated with the Purchased Units arisig prior to the Closing.

6.   Cooperation/Further Assurances.  From and after the date hereof, each of the parties hereto hereby agrees:  (a) to fully cooperate with the other party hereto in preparing and filing any notices, applications, reports and other instruments and documents and (b) to execute, acknowledge, deliver, file and/or record, or cause such other parties to the extent permitted by law to execute, acknowledge, deliver, file and/or record such other documents, which may be required by this Agreement or which are desirable in the reasonable opinion of any of the parties hereto, or their respective legal counsel, to consummate the transactions contemplated by this Agreement.

7.   The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at 10:00 A.M. (New York time) at the offices of Blank Rome LLP, 405 Lexington Avenue, New York, New York on the date hereof, or at such other time, place and date as the Buyer and the Seller shall mutually agree in writing.  The date upon which the Closing occurs is referred to herein as the “Closing Date”.

7.1.    Conditions Precedent.  The obligation of the Buyer to consummate the transactions contemplated hereby is subject to the satisfaction or waiver by the Buyer, on or before the Closing, of the following conditions precedent:

  (a)    No preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority and remain in effect at the Closing Date which prohibits, and no preliminary or permanent injunction or other order shall be pending or threatened which would prohibit, the consummation of the transactions contemplated by the Transaction Documents or which has or would have the effect of making the transactions contemplated by the Transaction Documents illegal (each party agreeing to use its commercially reasonable efforts to have any such issued injunction or order lifted).

  (b)    No statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits the consummation of the transactions contemplated by the Transaction Documents or has the effect of making the transactions contemplated by the Transaction Documents illegal.

  (c)    All representations and warranties of the Seller contained herein shall be true and correct as of the Closing Date with the same force and effect as if made on such dates, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of such other date.

  (d)    The Seller shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with prior to the Closing Date.

  (e)    All consents, approvals and other actions by, all notices to any Person and all notices and filings with all Governmental Authorities that are required to have been obtained, taken or made to consummate the transactions contemplated by this Agreement shall have been obtained, undertaken or made, except for such consents, approvals, notices and filings, the failure to obtain which would not have a material adverse effect on Merger Sub after giving effect to the transactions contemplated hereby.

  (f)    The Seller shall have delivered or cause to be delivered to the Buyer a certificate representing the Purchased Units.

  (g)    The merger of Pacific Energy Development MSL, LLC with and into Merger Sub shall have been consummated and Merger Sub renamed Pacific Energy Development MSL, LLC on terms and conditions reasonably acceptable to the Buyer.

  (h)    The Buyer shall have received such other documents as may be required by this Agreement and as the Buyer or its counsel may reasonably request in order to document and carry out the transactions contemplated by this Agreement.

8.   General Provisions.

8.1.    Fees and Expenses.  The Seller shall pay the costs, fees and expenses of the Buyer incurred in connection with the transactions contemplated by this Agreement.  In addition, the Seller shall pay all reasonable fees and expenses incurred by the Buyer in connection with the administration and enforcement of this Agreement, including, without limitation, all reasonable attorneys’ fees and expenses.

8.2.    Publicity.  The Seller agrees that it will not disclose, and will not include in any public announcement, the names of the Buyer without the consent of the Buyer, which consent shall not be unreasonably withheld or delayed, or unless and until such disclosure is required by law, rule or applicable regulation and then only to the extent of such requirement, provided that the Buyer acknowledges that PEDEVCO may be required to file a Form 8-K following the Closing and that the Form 8-K rules require the disclosure of the Buyer’s name in such Form 8-K.

8.3.    Notices.  Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery by telecopy or facsimile at the address or number designated below (if delivered on a Business Day during normal business hours where such notice is to be received), or the first Business Day following such delivery (if delivered other than on a Business Day during normal business hours where such notice is to be received) or (b) on the second Business Day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  For purposes of this Agreement, “Business Day” shall mean any day banking transactions can be conducted in New York City, New York and does not include any day which is a federal or state holiday in such location.The addresses for such communications shall be:

If to the Seller:	Pacific Energy Development Corp. 4125 Blackhawk Plaza Circle, Suite 201 Danville, California 94506 Tel: (855) 733-3826 Fax: (925) 403-0703 Attention: General Counsel and Chief Financial Officer

with copies to:	The Loev Law Firm, PC 6300 West Loop South; Suite 280 Bellaire, Texas 77401 Tel: (713) 524-4110 Fax: (713) 524-4122 Attention: David M. Loev

If to the Buyer:	RJ Resources Corp. 152 West 57th Street, 4th Floor New York, NY 10019 Tel: (212) 582-2222 Fax: (212) 582-2424 Attention: David Steinberg

with copies to:	Blank Rome LLP 405 Lexington Avenue New York, NY 10174 Tel: (212) 885-5431 Fax: (917) 332-3065 Attention: Eliezer M. Helfgott, Esq.

8.4.    Amendment.  This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

8.5.    Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

8.6.    Entire Agreement.  This Agreement and the agreements referred to herein constitute the entire agreement, and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

8.7.    No Assignment.  This Agreement shall not be assigned by any party hereto, whether by operation of law or otherwise, and any such assignment shall be null and void, unless the non-assigning party consents to such assignment in writing; provided that the Buyer may, without the consent of the Seller assign this Agreement to an Affiliate of the Buyer.

8.8.    Headings.  Headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

8.9.    Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction.  This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted.

8.10.  Specific Performance; Consent to Jurisdiction; Venue.

  (a)    The Seller and the Buyer acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the other Transaction Documents were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement or the other Transaction Documents and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

  (b)       The parties agree that venue for any dispute arising under this Agreement will lie exclusively in the state or federal courts located in New York County, New York, and the parties irrevocably waive any right to raise forum non conveniens or any other argument that New York is not the proper venue.  The parties irrevocably consent to personal jurisdiction in the state and federal courts of the state of New York.  The Seller and the Buyer consent to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing in this Section 8.10(b) shall affect or limit any right to serve process in any other manner permitted by law.  The parties hereby waive all rights to a trial by jury.

8.11.  Gender and Number.  Where appropriate, the masculine gender shall be deemed to include the feminine, the feminine gender shall be deemed to include the masculine, the singular number shall be deemed to include the plural, and the plural number shall be deemed to include the singular.

8.12.  Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Telefacsimile transmissions of any executed original document and/or retransmission of any executed telefacsimile transmission shall be deemed to be the same as the delivery of an executed original.  At the request of any party hereto, the other parties hereto shall confirm telefacsimile transmissions by executing duplicate original documents and delivering the same to the requesting party or parties.

-Signature Page Follows-

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

PACIFIC ENERGY DEVELOPMENT CORP.

By: /s/ Frank C. Ingriselli
Name: Frank C. Ingriselli
Title: President and CEO

RJ RESOURCES CORP.

By: /s/ David Steinberg
David Steinberg
Authorized Signatory